SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MAYTAG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

2005 ANNUAL MEETING OF STOCKHOLDERS

In accordance with our security procedures, all persons attending the Annual Meeting must present an admission card. See the last page for details.

April 4, 2005

Dear Stockholder:

I am pleased to invite you to Maytag Corporation’s 2005 Annual Meeting of Stockholders. The meeting will be held at 8:30 a.m. C.D.T. on Thursday, May 12, 2005, at the Sodexho Marriott Conference Center auditorium, 600 North Second Avenue West, Newton, Iowa.

At the meeting, our stockholders will be asked to (1) elect directors to the Maytag Corporation Board, (2) ratify the selection of Ernst & Young LLP as the independent registered public accounting firm that will audit our financial statements for 2005, (3) vote on a company proposal to amend our Bylaws to change the election of directors to an annual basis from a classified basis, and (4) vote on four stockholder proposals, if they are properly presented at the meeting. You will find other detailed information about our operations, including our audited financial statements, in the Annual Report, which is a separate enclosure.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card.

Thank you for your continued support of Maytag Corporation. We look forward to seeing you on May 12th.

Sincerely,

Ralph F. Hake
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

MEETING NOTICE

The Annual Meeting of the Stockholders of Maytag Corporation, a Delaware corporation, will be held at the Sodexho Marriott Conference Center auditorium, located at 600 North Second Avenue West, Newton, Iowa 50208, on May 12, 2005, at 8:30 a.m. C.D.T., for the purpose of considering and acting upon the following:

(1) The election of four directors for either three-year terms (expiring in 2008), or one-year terms expiring in 2006, depending on whether Ballot Item 3 passes or fails.

(2) Ratification of the selection of Ernst & Young LLP as Maytag’s independent registered public accounting firm to audit the consolidated financial statements to be included in the Annual Report to Stockholders for 2005.

(3) A company proposal to amend Bylaws to change the election of directors to an annual basis from a classified basis.

(4) If properly presented at the Annual Meeting, a stockholder proposal concerning the classification of the Board of Directors.

(5) If properly presented at the Annual Meeting, a stockholder proposal concerning stockholder adoption of “poison pill” provisions.

(6) If properly presented at the Annual Meeting, a stockholder proposal concerning a committee to report on outsourcing/offshore manufacturing.

(7) If properly presented at the Annual Meeting, a stockholder proposal concerning a code of conduct based on International Labor Organization standards.

(8) The transaction of any other matters that properly come before the meeting or any adjournment of the meeting.

Stockholders entitled to vote are invited to attend the Annual Meeting.

If you plan to attend the meeting, bring your admission card, which is attached to the back of your proxy card or, if you received your proxy electronically, bring a copy of the “Annual Meeting Notification” E-mail that you received that contained your account number. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The Board of Directors has fixed the close of business on March 14, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

Patricia J. Martin
Secretary

Dated: April 4, 2005

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2005

The Annual Meeting of the Stockholders of Maytag Corporation, a Delaware corporation, will be held at the Sodexho Marriott Conference Center auditorium, located at 600 North Second Avenue West, Newton, Iowa 50208, on May 12, 2005, at 8:30 a.m. C.D.T. and at any adjournments of the meeting.

ABOUT THE MEETING

Who Sent Me this Proxy Statement?

Maytag’s Board of Directors sent you this proxy statement and proxy card. The mailing of this proxy statement and proxy card began on April 4, 2005. We will pay for this solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or telefax, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares. We will reimburse those organizations, our transfer agent and ADP Investor Communication Services for their reasonable out-of-pocket expenses in forwarding such material. We have also retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses.

Why Did I Receive this Proxy Statement and Proxy Card?

You received this proxy statement and proxy card from us because you owned our common stock as of March 14, 2005. We refer to this date as the record date. This proxy statement contains important information about the annual meeting and the business to be transacted at the annual meeting.

What Does It Mean If I Receive More Than One Proxy Card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is the Purpose of the Annual Meeting?

At the annual meeting, our stockholders will act upon the matters outlined in the notice of annual meeting contained in this proxy statement, including the election of four directors, ratification of the selection of an independent registered public accounting firm to audit our financial statements, a company proposal to amend Bylaws to change the election of directors to an annual basis and the consideration of four stockholder proposals, if properly presented at the meeting.

Who Is Entitled to Vote at the Annual Meeting?

All stockholders who owned our common stock at the close of business on the record date, March 14, 2005, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournments of the meeting.

What Are the Voting Rights of Stockholders?

Each outstanding share of our common stock will be entitled to one vote on all matters to be considered. Maytag has no other voting securities outstanding.

Who Can Attend the Annual Meeting?

All stockholders as of the record date, or their legally authorized proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you plan to attend the meeting, please bring your admission card, which is attached to the back of your proxy card. An admission card is required for admission to the meeting. If you received your proxy electronically, bring a copy of the “Annual Meeting Notification” E-mail. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of March 14, 2005, the record date, approximately [INSERT 2005 #] shares of our common stock were issued and outstanding; this does not include [INSERT 2005 #] shares of treasury stock.

Your common stock will be counted as present at the meeting if you:

•	are present at the meeting; or
•	have properly submitted a proxy card by mail or voted by telephone or through the Internet.

Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered to be present at the meeting.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Stockholders who hold their shares in “street name” (that is, if you hold your stock through a broker or other nominee) and who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote by telephone or through the Internet in advance of the meeting.

What Are the Different Ways That I Can Vote?

If you are a registered stockholder (that is, if you hold your stock in certificate form) or if you own stock through your participation in our Employee Stock Purchase Plan and/or our Dividend Reinvestment and Stock Purchase Plan, you may vote by mail, telephone or through the Internet by following the instructions included with your proxy card.

If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or through the Internet, in addition to returning the proxy card in the envelope provided by your broker or nominee.

The deadline for voting by telephone or through the Internet is 11:59 p.m. (Eastern Time) on May 11, 2005.

How do I vote my Salary Savings Plan (401(k)) and Employee Stock Ownership Plan (ESOP) shares?

If you participate in the Maytag Corporation Salary Savings Plan (401(k)) and/or the Maytag Corporation Employee Stock Ownership Plan (ESOP), you may vote the number of shares of common stock equivalent to the interest in Maytag common stock that is credited to your account as of March 14, 2005, the record date. You need to instruct the trustee of the Plans how to vote your shares by completing and returning your proxy card or voting by telephone or through the Internet. If you do not return your proxy card, or, if you do not vote by telephone or through the Internet, the trustee will vote the shares in your 401(k) and/or ESOP account in the same proportion as the shares voted by other Plan participants.

Can I Change My Vote?

Yes. Even after you have submitted your proxy card or voted by telephone or through the Internet, you may change your vote at any time before the proxy is voted by (1) filing with our Secretary a written notice of revocation, (2) submitting a duly executed proxy bearing a later date, (3) voting by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on May 11, 2005, or (4) attending the annual meeting and voting in person.

What Are the Recommendations of Our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. Our Board of Directors’ recommendations are set forth, together with the description of each item, in this proxy statement. In summary, our Board of Directors recommends a vote:

•	FOR the election of the nominated slate of directors (see page 7); and

•	FOR the ratification of selection of the independent registered public accounting firm to audit our financial statements (see page 17); and

•	FOR the company proposal to amend Bylaws to change the election of directors to an annual basis from a classified basis (see page 17); and

•	AGAINST the stockholder proposal concerning the classification of the Board of Directors (see page 18); and

•	AGAINST the stockholder proposal concerning stockholder adoption of “poison pill” provisions (see page 20); and

•	AGAINST the stockholder proposal concerning a committee to report on outsourcing/offshore manufacturing (see page 22); and

•	AGAINST the stockholder proposal concerning a code of conduct based on International Labor Organization standards (see page 23).

We do not know of any other business to be transacted at the meeting. If any other matter properly comes before the meeting, the proxy holders will vote or act in accordance with their best judgment.

What Vote is Required to Approve Each Item?

Election of Directors. To be elected, directors need the affirmative vote of holders of a plurality of the voting power present. At this year’s meeting, the four nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a “WITHHOLD AUTHORITY” vote will have the effect of a negative vote. However, withholding authority to vote for a director nominee will not prevent the nominee from being elected by a plurality. Neither abstentions nor broker non-votes will have any effect on the election of directors.

Company Proposal to Amend the Bylaws. The affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of Maytag issued and outstanding and entitled to vote at the meeting is required to approve the amendments to the Bylaws to change to annual election of directors. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention with respect to this proposal will have the effect of a negative vote with respect to such proposal.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Where Can I Find the Voting Results of the Meeting?

The preliminary voting results will be announced at the meeting. The final certified results will be included in our quarterly report on Form 10-Q for the second quarter of fiscal 2005 that we will file with the Securities and Exchange Commission.

Will there be other matters proposed at the Annual Meeting?

Maytag’s Bylaws limit the matters presented at the Annual Meeting to those in the notice of the meeting (or any supplement), those otherwise properly presented by the Board of Directors and those presented by stockholders so long as the stockholder complies with certain advance notice requirements. Please refer to the next question for a description of these requirements. We do not expect any other matter to come before the Annual Meeting. However, if any other matter requiring a vote of stockholders is presented in a proper manner, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

When are 2006 stockholder proposals due if they are to be included in the company’s proxy materials?

To be considered for inclusion in our proxy statement for the 2006 Annual Meeting of Stockholders, a stockholder proposal must be received at Maytag’s offices no later than December 5, 2005.

To establish the date on which Maytag receives a proposal, we suggest that proponents submit their proposals by certified mail, return receipt requested.

A stockholder wishing to nominate a candidate for election to the Board or present an item of business at the 2006 Annual Meeting is required to give appropriate written notice to the Secretary of Maytag, which must be received by Maytag between 90 and 120 days before the 2006 Annual Meeting. The 2006 Annual Meeting is currently scheduled for May 11, 2006. Maytag is not required to present the matter in its proxy materials. Any notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility and qualifications to serve as a director. A nomination or item of business which does not comply with the above procedure or the bylaws will be disregarded.

How Can I Find More Information about Maytag Corporation?

We file annual, quarterly and other reports and information with the Securities and Exchange Commission. The filings are available to the public at the Commission’s web site http://www.sec.gov. Our website, http://www.maytagcorp.com, has copies of these filings as well under the heading “Financial Center.” Our common stock is listed on the New York Stock Exchange under the symbol “MYG” and you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

MAYTAG GOVERNANCE FACTS

Maytag has prepared the following chart to highlight important facts about its governance:

Maytag’s Governance Attributes	Status

BOARD AND COMMITTEE MAKEUP

Maytag exceeds the NYSE requirement that a	Ten of eleven directors (91%) are independent
majority of directors should be independent.	directors under the NYSE rules. Our Chief Executive Officer is the only non-independent director.

Maytag has an independent lead director, Mr. Howard L. Clark, Jr., a long-time board member.

As lead director, Mr. Clark:

•      Chairs the executive sessions of the board, which are held at every board meeting with only independent directors present; all management employees are excused

•      Reviews, along with the executive committee, the board meeting agendas

•      Chairs the executive committee, which meets several times a year, usually between board meetings.

Director attendance exceeded 75% at board and committee meetings and was 100% at last year’s annual stockholder meeting.	In 2004 each director attended at least 94% of board meetings and meetings of committees on which he or she served. It is Maytag’s policy to encourage the attendance of all directors at all board and committee meetings and at the annual meeting of stockholders. All of our directors attended the 2004 Annual Meeting.

Maytag complies with NYSE rules that the members of the Audit, Compensation and Governance and Nominating Committees all be independent.	Audit, Compensation, Governance and Nominating and Finance Committees consist only of independent directors. The only committee not comprised solely of independent directors is the Executive Committee, of which Mr. Ralph F. Hake, Maytag’s Chief Executive Officer, is a member.

Maytag has adopted Corporate Governance Guidelines and charters for each committee.	See Maytag’s website, “maytagcorp.com” under “About Maytag Corporation-Corporate Governance” for Maytag’s committee charters and its Corporate Governance Guidelines.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director compensation	Annual retainer fee of $35,000 plus meeting fees and annual stock option grant of 3,000 shares. See page 12 for more detail.

Director stock holding guidelines are three times the annual retainer, targeted for achievement over a five-year period. Corporate Governance Guidelines paragraph 10.	All directors, own, either directly or in restricted stock units, an amount of stock valued in excess of three times the annual retainer.

COMPENSATION OF CEO

Much of CEO’s compensation is tied to financial performance metrics.

•      Annual incentive for CEO tied to financial metrics for 2004; no payout for 2004 based on company performance;

•      Long-term (three years) incentive tied to return on net assets and total shareholder return.

Almost half of the CEO’s stock options are premium priced, i.e. exercise price exceeded market price at date of grant.

Of Mr. Hake’s 647,000 options awarded over a four-year period:

•      150,000 (23%) were issued with exercise price at 15% above fair market value at the date of grant.

•      150,000 (23%) were issued with exercise price at 33% above fair market value at the date of grant.

CEO has aggressive stock ownership guidelines	CEO stock ownership guideline is six times base salary, targeted for achievement over a five-year period — requires personal investment in addition to stock-based compensation awards

COMPENSATION OF SENIOR EXECUTIVES

Much of senior executive group’s compensation is tied to company financial performance metrics

•      Annual incentive tied to financial goals;

•      Long-term (three years) incentive tied to either (a) return on net assets and total shareholder return, or (b) corporate economic profit (net operating profit after taxes less capital charge)

Senior executive group has aggressive stock ownership guidelines	Senior executive group stock ownership guidelines range from one and one-half to three times base salary, targeted for achievement over a five-year period — requires personal investment in addition to stock-based compensation awards

COMPENSATION-GENERAL

Equity-based compensation plans that were not approved by stockholders	None

Director, CEO, executive or other insider loans	None
Repricing of stock options	None—option plan requires stockholder approval for any repricing of options.

GOVERNANCE RATINGS

Institutional Shareholder Services (ISS) governance rating is high	According to ISS, Maytag had a higher ISS rating than 77.0% of the companies in the S&P 500 and 95.8% of the companies in the Consumer Durables & Apparel group (as of 11/04).

D IRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

Under the authority of Maytag’s current Bylaws, the Board consists of eleven directors divided into three groups. Maytag’s Board is proposing to change the way the company elects directors from a classified basis (three or four directors stand for election each year for three-year terms) to an annual basis (all directors stand for election every year). See Ballot Item 3, described on page 17. There will be four directors elected at this Annual Meeting. The four nominees are Barbara R. Allen, Howard L. Clark, Jr., Lester Crown and William T. Kerr, each of whom is currently a director. If Ballot Item 3 passes, these four nominees will be elected to one-year terms expiring in 2006. If Ballot Item 3 fails, the nominees will be elected to three-year terms expiring at the 2008 Annual Meeting.

Proxies will be voted for each of the nominees unless other directions are given in the proxy. If any nominee is unavailable for election, an event which is not anticipated, such proxies will be voted for the election of the remaining nominees and for the election of a substitute nominee, or the Board may elect not to fill the vacancy and to reduce the number of directors.

The following sets forth certain information regarding each nominee and each director whose term continues after the 2005 Annual Meeting based on information received from each such nominee and continuing director:

BALLOT ITEM 1

(1)	NOMINEES FOR A TERM TO EXPIRE IN 2006 OR 2008 DEPENDING ON WHETHER BALLOT ITEM 3 PASSES OR FAILS

Barbara R. Allen, 52, Partner with The Everest Group, a strategy consulting firm. Director since 1995.

Ms. Allen was Chief Operating Officer, Women’s United Soccer Association, the U.S. professional soccer league for the year 2001. Before that, Ms. Allen was Chief Operating Officer for Paladin Resources, an Internet service provider management company. Prior positions included President, Corporate Supplier Solution, Corporate Express, a supplier of office products and related categories. She also held a variety of positions with The Quaker Oats Company during her 23 years with the company, the most recent as Executive Vice President, International Food Products from 1995 to 1998.

Howard L. Clark, Jr., 61, Vice Chairman, Lehman Brothers, Inc., an investment banking and brokerage firm. Director since 1986.

Mr. Clark was Chairman, President and Chief Executive Officer of Shearson Lehman Brothers Holdings, Inc. from 1990 until he assumed his current position in 1993. Before that, Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company, having held various positions with that firm since 1981. From 1968 to 1981 he was a Managing Director of Blyth Eastman Paine Webber Incorporated or predecessor firms. He is also a director of Lehman Brothers, Inc., White Mountains Insurance Group, Ltd., United Rentals, Inc. and Walter Industries, Inc.

Lester Crown, 79, Chairman of the Board, Material Service Corporation, an aggregates company. Director since 1989.

Mr. Crown was elected Chairman of the Board of Material Service Corporation in 1983, having served as its President since 1970. He is a director of General Dynamics Corporation and Chairman of Henry Crown and Company.

William T. Kerr, 64, Chairman and Chief Executive Officer, Meredith Corporation, a publishing and broadcasting company. Director since 1998.

Mr. Kerr joined Meredith Corporation in 1991 as President of the Meredith Magazine Group and Executive Vice President of Meredith Corporation. He became President and Chief Operating Officer in 1994, President and Chief Executive Officer in 1997 and assumed his current position in 1998. Prior to 1991 he was a Vice President of The New York Times Company and President of its magazine group. He is also a director of Meredith Corporation, Principal Financial Group and Storage Technology Corporation. Mr. Kerr’s current employment with Meredith Corporation expires on June 30, 2006, at which time he plans to retire as a full-time employee. On May 11, 2004, Meredith entered into a consultancy agreement with Mr. Kerr for a period of three years following the termination of his employment.

The Board of Directors recommends a vote FOR the election of all named director nominees.

DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

Ralph F. Hake, 56, Chairman and Chief Executive Officer, Maytag Corporation. Director since 2001. Term expires 2006.

Mr. Hake joined Maytag in 2001 as Chairman and Chief Executive Officer. Prior to joining Maytag, he served as Executive Vice President and Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction, maintenance and business services company, from 1999 to 2001. From 1987 to 1999, Mr. Hake held a number of management positions with Whirlpool Corporation, a manufacturer of home appliances, including Vice President Financial Planning & Analysis, Vice President Planning & Development, Vice President & Controller, President Baukrecht Appliance-Europe, Executive Vice President, North America Region, Senior Executive Vice President, Global Operations, and Senior Executive Vice President & Chief Financial Officer. Mr. Hake is a director of ITT Industries, Inc. He is also a director of the National Association of Manufacturers, serving as Chairman of the Taxation & Economic Policy Group and a member of the Advisory Council of The University of Chicago School of Business.

Wayland R. Hicks, 62, Vice Chairman and Chief Executive Officer, United Rentals, Inc., an equipment rental firm. Director since 1994. Term expires 2007.

Mr. Hicks became Vice Chairman and Chief Executive Officer of United Rentals, Inc. in December 2003. Prior to that, Mr. Hicks held the position of Vice Chairman and Chief Operating Officer beginning in 1998 and President & Chief Operating Officer in 1997. Mr. Hicks was President and Chief Executive Officer of Indigo, Inc. N.V. from 1996 until 1997. He served as Chief Executive Officer and Vice Chairman of Nextel Communications, Inc. from 1994 until 1995. Prior to joining Nextel, Mr. Hicks served in various management positions with Xerox Corporation, becoming a Group Vice President in 1983 and an Executive Vice President in 1987. Mr. Hicks is a director of United Rentals, Inc.

James A. McCaslin, 56, President and Chief Operating Officer of Harley-Davidson Motor Company, a motorcycle manufacturing company. Director since September 2003. Term expires 2007.

Mr. McCaslin joined Harley-Davidson in 1992 as General Manager and later Vice President of the company’s York, Pennsylvania operations. He was appointed Vice President, Continuous Improvement in 1997. In 1999 he was named Vice President, Dealer Services, a position he held until accepting his current position in 2001. Prior to joining Harley-Davidson, Mr. McCaslin worked in plant management at JI Case and also has significant experience in automobile manufacturing having worked for Chrysler Corporation, Volkswagen and General Motors’ Chevrolet Division. He currently serves as board chairman of the Manufacturing Skill Standards Council, a non-profit industry coalition.

Bernard G. Rethore, 63, Chairman of the Board Emeritus, Flowserve Corporation, a manufacturer of advanced-technology fluid transfer and control equipment systems and services. Director since 1994. Term expires 2006.

Mr. Rethore has been Chairman of the Board Emeritus of Flowserve Corporation since his retirement as an Executive Officer and Director in April 2000. He became Chairman and Chief Executive Officer of Flowserve Corporation in 1997 and held the additional title of President from October 1998 until July 1999. He stepped down as Chief Executive Officer in January 2000, but continued to serve as Chairman until April 2000. Mr. Rethore had served as President and Chief Executive Officer of BW/IP, Inc. (a predecessor of Flowserve) since 1995 and was elected Chairman of the Board in February 1997. From 1989 until 1995, he was Senior Vice President of Phelps Dodge Corporation and President, Phelps Dodge Industries, its diversified international industrial group. Mr. Rethore is also a director of Belden CDT, Inc., Dover Corporation and Walter Industries, Inc.

Dr. W. Ann Reynolds, 67, former Director, Center for Community Outreach Development, The University of Alabama at Birmingham from 2002 to 2003. Director since 1988. Term expires 2007.

Dr. Reynolds served as President of The University of Alabama at Birmingham from 1997 to 2002. Dr. Reynolds was Chancellor of The City University of New York from 1990 to 1997, Chancellor of The California State University from 1982 - 1990, and Provost and a professor at Ohio State University from 1979 to 1982. Prior to that time she held a variety of administrative, research and teaching positions at the University of Illinois Medical Center. She is also a director of Abbott Laboratories, Humana, Inc. and Owens-Corning Corporation.

Neele E. Stearns, Jr., 69, Chairman of Financial Investments Corporation, a private equity investment firm. Director since 1989. Term expires 2006.

Mr. Stearns has been the Chairman of Financial Investments Corporation since February 2001. From September 15, 2003 to January 15, 2004, he took a leave of absence from Financial Investments Corporation to serve as Interim Chairman and CEO of Footstar, Inc. Previously, Mr. Stearns was Chairman of the Board of Wallace Computer Services, Inc. from January 2000 through November 2000. Prior to 1995, he was President and Chief Executive Officer of CC Industries, Inc., a diversified holding company in Chicago, Illinois. He is a director and Vice Chairman of Footstar, Inc. and a director of Click Commerce, Inc.

Fred G. Steingraber, 66, Chairman of Board Advisors, LLC, a personal advisory and consulting service to Boards of Directors and top management. Director since 1989. Term expires 2007.

Mr. Steingraber is the retired Chairman and Chief Executive Officer of A.T. Kearney, Inc., a management consulting firm, and held various positions with A.T. Kearney for over 39 years, beginning in 1964. He became Chief Executive Officer in 1983 and Chairman and Chief Executive Officer in 1985. Mr. Steingraber is a director of John Hancock Financial Trends Fund, 3iPLC and Continental A.G.

DIRECTOR INDEPENDENCE

Maytag’s Corporate Governance Guidelines (Guidelines) provide that at least 75% of the members of the Board should be independent directors and that no more than two members of management may serve on the Board at the same time. The Guidelines provide that no director will be considered independent unless the Board affirmatively determines that the director has no material relationship with Maytag (either directly or as a partner, stockholder or officer of an organization that has a relationship with Maytag). In the Guidelines, the Board has adopted the following categorical standards to use in determining whether a relationship between Maytag and a director (or an organization with which a director is affiliated) will be material for the purpose of independence determinations:

At least 75% of the members of the Board should be outside independent directors (as defined below). Maytag’s Board will affirmatively determine the independence of directors and make appropriate disclosures in Maytag’s annual Proxy Statement. Directors may not have a relationship with Maytag that may interfere with the exercise of the director’s independence from management and Maytag. No director shall be considered independent unless the director has no material relationship with Maytag (directly or as a partner, stockholder or officer of an organization that has a relationship with Maytag).

In assessing materiality the Board will consider all relevant facts and circumstances, including a director’s affiliation with entities or individuals that have commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with Maytag.

In addition, Maytag has adopted the following categorical standard to be used in determining independence:

•	A director is not independent if he or she is an Executive Officer or an employee, or if he or she has an Immediate Family Member who is an Executive Officer, of a company that makes payments to, or receives payments from, Maytag, in an amount that, in any single fiscal year, exceeds the greater of $1 Million, or 2% of such other company’s consolidated gross revenues;

•	No director shall be entitled to any cash or stock compensation, other than director’s fees and an annual stock option award;

•	A director is not independent if he or she has an Immediate Family Member who is an Executive Officer of Maytag or who otherwise receives in excess of $100,000 per year in direct compensation from Maytag;

•	Present employees of Maytag are not independent;

•	A director who has an Immediate Family Member who is employed by Maytag’s independent registered public accounting firm in a professional capacity is not independent;

•	No director who is affiliated with or employed by an (present or former) auditor of Maytag (or of an affiliate) is independent;

•	No director is independent if he or she is, or has an Immediate Family Member who is, part of an interlocking directorate in which an Executive Officer of Maytag serves on the compensation committee of another company that employs the director or an Immediate Family Member of the director;

•	Directors, or a director with an Immediate Family Member in the foregoing categories, are subject to the three-year “look-back” period for purposes of determining independence.

•	“Immediate Family Members” include the following: spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares the director’s home.

Applying these standards, and considering all relevant facts and circumstances, the Maytag Board has determined that each of Maytag’s directors, other than Mr. Hake, Maytag’s Chief Executive Officer, is independent.

SHAREHOLDER COMMUNICATIONS WITH BOARD

Persons interested in communicating with the Board of Directors are encouraged to contact Mr. Howard L. Clark, Jr., lead director, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipient(s) in a sealed envelope(s) labeled “Lead Director”, “Outside Directors” or with the name of a specified director. This letter should be placed in a larger envelope and mailed to the Corporate Secretary, Maytag Corporation, 403 West 4th Street North, Newton, 50208. The Corporate Secretary will forward the sealed envelope(s) to the designated recipient.

SHAREHOLDER NOMINATIONS FOR DIRECTOR

The Governance and Nominating Committee has adopted a charter, which can be found on Maytag’s website (“maytagcorp.com” under “About Maytag Corporation-Corporate Governance”), that describes the attributes it seeks in considering director candidates. Maytag has determined that at least 75% of its directors should be independent directors. Currently ten of eleven directors, and all members of the Governance and Nominating Committee, are independent directors based on the independence criteria described under “Director Independence” on page 9. The Governance and Nominating Committee has not adopted any policy with regard to the consideration of any director candidate recommended by stockholders. The Committee recommends qualified individuals who, if added to the Board, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for Maytag. The Committee will use the following guidelines, which are set forth in the Governance and Nominating Committee Charter (paragraph 3), when it determines additional or replacement directors are warranted:

Director candidates should be qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for Maytag. Criteria for selection of candidates will include but not be limited to: business and financial acumen, education, demonstrated business ethics, tenure and breadth of experience in a significant leadership capacity and relevant regulatory guidelines.

MEETINGS AND COMMITTEES

During 2004, the Board of Directors held ten meetings either in person or by telephone. The Board has the following committees: Audit Committee, Compensation Committee, Governance and Nominating Committee, Finance Committee and Executive Committee. Each director attended at least 75% (94%) of Board meetings and meetings of the committees on which the director served.

The Audit Committee, currently consisting of Neele E. Stearns, Jr. (Chair), Barbara R. Allen, William T. Kerr and Fred G. Steingraber, met eleven times, four times in person and seven times by telephone, in 2004. The functions of the Audit Committee are described below in the Audit Committee Report. Its duties include, among other actions, the review of Maytag’s financial statements with Maytag’s independent registered public accounting firm, engagement of the independent registered public accounting firm, review of audit results and review of internal audit reports and issues emanating therefrom. All members of the Audit Committee are “independent” within the meaning of rules governing audit committees adopted by the New York Stock Exchange.

The Compensation Committee’s duties are, in general, to review and approve Maytag’s compensation plans and policies, set the salaries of all senior executive officers, review and approve bonus and incentive plan allocations for management employees, award stock options and provide stock and other performance-based awards to key executives. The Committee currently consists of Bernard G. Rethore (Chair), Barbara R. Allen, William T. Kerr and James A. McCaslin. The Committee met eight times, five times in person and three times by telephone, in 2004.

The Governance and Nominating Committee provides guidance to the Board on governance issues, reviews the qualifications of candidates for the Board, makes recommendations to the Board regarding these candidates and recommends compensation levels and other remunerative programs for directors. It currently consists of W. Ann Reynolds (Chair), Lester Crown, James A. McCaslin and Fred G. Steingraber. It met four times in 2004. Maytag’s process for identifying and evaluating candidates nominated as directors is outlined in the Governance and Nominating Committee Charter. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firms’ compensation and other retention terms.

The Finance Committee, whose current members include Wayland R. Hicks (Chair), Howard L. Clark, Jr., Lester Crown, W. Ann Reynolds and Fred G. Steingraber, is responsible for reviewing and recommending to the Chief Executive Officer and the Board financial policies, goals and plans, including major investments that support Maytag’s business strategy and the achievement of its goals while securing the financial health and integrity of the Company. The Committee met four times in 2004.

The Executive Committee currently consists of Howard L. Clark (Chair), Lester Crown, Ralph F. Hake, Wayland R. Hicks, Bernard G. Rethore and Neele E. Stearns, Jr. Mr. Clark is also designated as the lead director with responsibility for chairing executive sessions of the Board. The Committee met three times in 2004.

COMPENSATION OF DIRECTORS

Directors who are employees of Maytag receive no compensation in their capacities as director. During 2004, non-employee directors were paid a retainer of $35,000 per year and $1,250 for each Board and committee meeting attended in person and were reimbursed for actual expenses for attending meetings. Compensation for telephone meetings was $750 per meeting. Committee chairs received an additional $4,000 per annum except for the Executive Committee chair, who received $5,000 per annum. Non-employee directors also receive an option grant to purchase 3,000 shares of common stock on the day after each annual meeting of stockholders. Mr. McCaslin, as a new non-employee director, received an option to purchase 10,000 shares of common stock upon becoming a member of the Board in September 2003 (in lieu of his first normal annual option award to purchase 3,000 shares); accordingly, Mr. McCaslin did not receive an option grant in May 2004. The exercise price for all director options is the fair market value of the common stock on the date of grant. To further Maytag’s support for charitable organizations, directors are able to participate in Maytag’s matching gift program on the same terms as all Maytag employees and retirees. Under this program, the Maytag Foundation matches up to $2,500 a year in contributions by the director to an institution of higher education or other charity as outlined in the Maytag Foundation matching gift guidelines. Directors are also eligible to participate in an appliance products program and are taxed on the fair market value of those products. Directors may elect to defer part or all of their retainer and meeting fees into an unfunded Deferred Compensation Plan, which includes several mutual funds, a Maytag stock fund, and a money market fund (at market interest rates). Beginning in 2005, non-employee directors will be paid an annual retainer of $35,000 per year and meeting fees of $2,500 per in-person meeting and $1,000 per telephone conference meeting. The Chair of the Executive and Audit Committees will receive a fee of $7,000 per year and Chairs of other Committees will receive a fee of $5,000 per year.

Mr. Rethore and Dr. Reynolds participate in the Maytag Corporation Directors’ Retirement Plan, an unfunded, noncontributory pension plan. The plan has been terminated with respect to all other current directors and with respect to future directors. Under the plan, Dr. Reynolds will receive an annual pension, beginning at the later of her attaining age of 70 or ceasing to be a director, equal to her annual Board retainer (excluding any Board committee meeting and committee chair fees) for the 12 month period prior to cessation of service as a director. Mr. Rethore has assigned his rights under the plan to his former spouse, who consequently will receive an annual pension of $15,000 per year, beginning at the later of Mr. Rethore attaining age 70 or ceasing to be a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows those persons or groups known to Maytag to be the beneficial owners of more than five percent (5%) of Maytag common stock as of March 1, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp. (1) 82 Devonshire Street Boston, Massachusetts 02109	9,305,136	11.70%

Longview Management Group LLC (2) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street Chicago, Illinois 60601	4,122,346	5.18%

Brandes Investment Partners, L.P. (3) 11988 El Camino Real, Suite 500 San Diego, California 92130	4,068,656	5.12%

Barclays Global Investors, NA (4) 45 Fremont Street San Francisco, California 94105	4,031,198	5.07%

(1)	The information was obtained from a Schedule 13G/A filing with the Securities and Exchange Commission by FMR Corp. on February 14, 2005. FMR Corp. reports sole voting power with respect to 73,106 shares, shared voting power with respect to no shares, sole dispositive power with respect to 9,305,136 shares and shared dispositive power with respect to no shares. FMR Corp.’s wholly owned subsidiary, Fidelity Management and Research Company, is the beneficial owner of 9,235,560 shares of Maytag common stock as a result of acting as an investment advisor to various investment companies. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Longview Management Group, LLC (“Longview”) is an investment advisor which manages the shares held by a number of persons, including Mr. Lester Crown, members of his family, relatives, certain family partnerships, trusts associated with Mr. Crown’s family, and other entities (the “Crown Group”). Longview has shared voting and investment power with respect to 4,122,346 shares. James A. Star is president of Longview and accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the majority equity owner of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 55 E. Monroe Street, Suite 4200, Chicago, Illinois 60603. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.

(3)	The information was obtained from a Schedule 13G filing with the Securities and Exchange Commission by Brandes Investment Partners, L.P. on February 14, 2005. Brandes Investment Partners, L.P. reports sole voting power with respect to no shares, shared voting power with respect to 3,092,091 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 4,068,656 shares. Brandes Investment Partners, L.P.’s address is 11988 El Camino Real, Suite 500, San Diego, California 92130.

(4)	The information was obtained from a Schedule 13G filing with the Securities and Exchange Commission by Barclays Global Investors, NA on February 14, 2005. Barclays Global Investors, NA reports sole voting power with respect to 3,684,668 shares, shared voting power with respect to no shares, sole dispositive power with respect to 4,031,198 shares and shared dispositive power with respect to no shares. Barclays Global Investors, NA’s address is 45 Fremont Street, San Francisco, California 94105.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows the amount of Maytag common stock held by each director, each executive officer named in the Summary Compensation Table on page 25, and all directors and executive officers as a group, as of March 1, 2005:

Common Stock and Total Stock-Based Holdings

Name	Beneficial Ownership of Common Stock	1	Stock-Based Holdings	2	Percent of class
Barbara R. Allen	12,460		24,659		*
R. Craig Breese	21,319		58,097		*
Howard L. Clark, Jr.	38,836		51,035		*
Lester Crown	3,059,606	3	3,071,805		3.8%
Ralph F. Hake	533,436		789,438		*
Wayland R. Hicks	22,100		34,299		*
William T. Kerr	13,600		30,748		*
Steve J. Klyn	31,551		58,352		*
Mark W. Krivoruchka	30,860		74,075		*
Arthur B. Learmonth	61,564		93,480		*
James A. McCaslin	9,078		15,744		*
George C. Moore	24,420	4	88,187		*
Bernard G. Rethore	14,000		22,685		*
W. Ann Reynolds	15,841	4	19,841		*
Roger K. Scholten	52,903		108,217		*
Neele E. Stearns, Jr.	21,801		34,000		*
Fred G. Steingraber	18,000		30,199		*

All directors and executive officers as a group (18 persons)	3,996,807	5	4,641,074		5.0%

* Less than 1%

(1)	This column includes shares held by each director or named executive officer over which they have sole voting and investment power, except as noted. In accordance with SEC rules, this column also includes shares which the following persons have the right to acquire pursuant to stock options that are exercisable or will become exercisable within 60 days of March 14, 2005 as follows: Mr. Hake—450,000 shares; Mr. Learmonth—52,980 shares; Mr. Scholten—40,667 shares; Mr. Klyn—29,117 shares; Mr. Krivoruchka—27,000 shares; Mr. Clark—21,000 shares; Mr. Breese—16,667 shares; Ms. Allen, Dr. Reynolds, Messrs. Crown, Hicks, Kerr, Rethore and Steingraber—11,000 shares each; Mr. Moore—8,333 shares; Mr. Stearns—5,000 shares and Mr. McCaslin—3,334 shares.

(2)	This column shows the individual’s total Maytag stock-based holdings, including voting securities shown in the “Beneficial Ownership of Common Stock” column (as described in Note 1), plus non-voting interests, including, as appropriate, the individual’s holdings of restricted stock units, deferred compensation accounted for as units of Maytag stock, and unvested stock options which will not become exercisable within 60 days of March 14, 2005.

(3)	The number of shares shown as beneficially owned by Mr. Crown includes the following: (i) 1,772,569 shares held by The Crown Fund, of which he is a partner; (ii) 665,201 shares owned by various trusts of which he is a trustee; and (iii) 65,657 shares owned by the Arie and Ida Crown Memorial of which he is a director. Mr. Crown has shared voting and investment power over the shares listed in this footnote. The number of shares shown does not include shares owned by various trusts of which Mr. Crown’s children are beneficiaries and partnerships in which Mr. Crown’s adult children are partners. Mr. Crown disclaims beneficial ownership of the shares listed in this footnote, except to the extent of his interest in The Crown Fund.

(4)	Includes the following shares over which the identified director or executive officer disclaims beneficial ownership: Mr. Moore—4,500 shares (held by spouse); and Dr. Reynolds—233 shares (held by spouse).

(5)	All directors and executive officers as a group have options to acquire 739,108 shares that are exercisable or will become exercisable within 60 days of March 14, 2005. All directors and executive officers as a group share voting and investment power or disclaim beneficial ownership of shares, as the case may be, as set forth in Notes (3) and (4) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Maytag’s directors, executive officers and persons who own more than ten percent of Maytag’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish Maytag with copies of all such reports. Mr. Wayland R. Hicks filed a late report on Form 4 relating to the sale of stock in 2001 by his former broker; Mr. R. Craig Breese filed a late report on a Form 4 relating to a transfer of stock in 2004 to his former spouse in connection with a dissolution order.

AUDIT COMMITTEE INFORMATION

The Audit Committee operates under a written charter, the current version of which is posted on Maytag’s website at “maytagcorp.com” under “About Maytag Corporation-Corporate Governance.” Each member of the Audit Committee is independent as independence for audit committee members is defined by the New York Stock Exchange rules. In addition, the Board of Directors has determined that Neele E. Stearns, Jr., Chair, is an “audit committee financial expert” as defined by applicable law. The responsibilities of the Audit Committee include providing oversight to Maytag’s financial reporting process through periodic meetings with Maytag’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters. The management of Maytag is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on Maytag’s senior management, including senior financial management, and its independent registered public accounting firm. In 2003, the Audit Committee adopted procedures by which a person can report financial or audit-related concerns anonymously via a toll–free phone number (Ethics AlertLine 800-995-6523).

Audit Committee Report

We have reviewed and discussed with senior management Maytag’s audited financial statements included in the 2004 Annual Report to Stockholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with Ernst & Young LLP, Maytag’s independent registered public accounting firm, the matters required to be discussed by Statement of Audit Standards (SAS) 61, Communications with Audit Committee.

SAS 61 requires the independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of Maytag’s financial statements, including reviews of (i) Ernst & Young’s responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) significant audit adjustments, if any, (v) any disagreements with management with respect to proposed adjustments, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, with respect to any relationships between Ernst & Young LLP and Maytag. Ernst & Young LLP has discussed its letter of independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Maytag within the meaning of federal securities laws.

Based on the review and discussions described above with respect to Maytag’s audited financial statements included in Maytag’s 2004 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in Maytag’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Maytag’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and Maytag’s independent registered public accounting firm. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Maytag’s independent registered public accounting firm with respect to such financial statements.

The foregoing report is furnished by members of the Audit Committee:

Neele E. Stearns, Jr., Chair

Barbara R. Allen

William T. Kerr

Fred G. Steingraber

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

In addition to selecting Ernst & Young, LLP (Ernst & Young) to audit Maytag’s consolidated financial statements for 2005 (subject to shareholder ratification), the Audit Committee retained Ernst & Young to provide auditing and certain advisory services in 2004. The Audit Committee understands the need for Ernst & Young to maintain objectivity and independence in its audit of Maytag’s financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young, commencing in 2003, the Audit Committee has restricted the non-audit services that Ernst & Young may provide primarily to audit-related services such as the audit of employee benefit plans and statutory audits of foreign entities. Ernst & Young also provides tax services such as preparing international tax returns and providing assistance with tax filings for expatriates. The Audit Committee has adopted procedures for pre-approving non-audit work performed by Ernst & Young. Specifically, the Committee pre-approved the use of Ernst & Young for the following categories of non-audit services: tax compliance services and accounting assistance with financial reporting issues. The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by Maytag’s independent registered public accounting firm during 2004 are compatible with maintaining the independence of such auditor. In 2004, there were no instances in which the specified pre-approval requirement was waived.

Fees of Independent Registered Public Accounting Firm

The aggregate fees billed by Ernst & Young for professional services to Maytag for each of the last two fiscal years are as follows:

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$2,509,731	$1,502,756
Audit-Related Fees (2)	$148,709	$140,875
Tax Fees (3)	$145,930	$913,763
All Other Fees (4)	$78,805	$0

(1)	Audit fees are fees paid to Ernst & Young for professional services for the audit of Maytag’s consolidated financial statements included in the Annual Report of Form 10-K and management’s assessment of internal control over financial reporting, review of financial statements included in Maytag’s Quarterly Reports on Form 10-Q, statutory audits of foreign entities, accounting and audit assistance, required letters for SEC filings, and Sarbanes-Oxley Section 404 (internal control) work.

(2)	Audit-related fees paid for fiscal 2004 and 2003 were for audits of employee benefit plans.

(3)	Tax fees paid for fiscal 2004 and 2003 were for international tax services and expatriate tax return services. The tax fees paid for fiscal 2003 also included a results-based fee ($740,243 out of $913,243) for services contracted in 2001 in connection with challenging a state tax claim.

(4)	All other fees included accounting work for liquidation services related to a U.K. subsidiary originally contracted for in the 1990’s.

BALLOT ITEM 2

(2)	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young, LLP as the independent registered public accounting firm to audit the financial statements of Maytag for 2005. A further purpose of the Annual Meeting is to ratify that selection. It is intended that all proxies will be voted for the selection of Ernst & Young, LLP as the independent registered public accounting firm, unless otherwise instructed. Ernst & Young, LLP is expected to have a representative present at the meeting to make a statement if the representative desires to do so and to be available to respond to appropriate questions.

The Audit Committee and the Board of Directors recommend a vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm.

BALLOT ITEM 3

(3)	A COMPANY PROPOSAL TO AMEND BYLAWS TO CHANGE THE ELECTION OF DIRECTORS TO AN ANNUAL BASIS FROM A CLASSIFIED BASIS

Maytag’s Bylaws currently provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. The Board has unanimously approved an amendment to the Bylaws to provide for the annual election of directors to one-year terms, subject to stockholder approval. If approved by stockholders, Bylaws 12 and 37 would be amended to read as set forth in Appendix A.

The classification of directors historically has been widely viewed as having the effect of promoting continuity and stability in the management of the business and affairs of a company and encouraging persons considering unsolicited unilateral takeover actions to negotiate with the target company’s board of directors rather than pursue non-negotiated takeover attempts. While the Board of Directors believes these are important concerns, after careful consideration of relevant factors and mindful of the fact that stockholder proposals requesting the elimination of the classification of the Board have been approved by stockholders at the last several annual meetings, it has determined to propose that commencing with this annual meeting all of our directors be elected to one-year terms.

The following summarizes information about this proposal:

•	To amend the Bylaws relating to election of directors, two-thirds of Maytag’s outstanding shares must vote in favor of the amendment. Last year 46% of the shares outstanding voted for the stockholder proposal in favor of annual election of directors. (66% of those voting voted in favor so the proposal, which was advisory, did receive a majority of the votes that voted on the proposal).

•	Under the current Bylaws, directors cannot be removed by stockholders except for cause. If the Bylaw amendments are approved by stockholders, directors can be removed by stockholders with or without cause.

•	If the Bylaw amendments are approved by stockholders, the four directors who are nominated for election at this meeting will be elected to one-year terms.

•	If the Bylaw amendments fail, the four directors who are nominated for election at this meeting will be elected to three-year terms.

•	The other directors’ current terms will not be affected by the Bylaw amendments.

•	Maytag’s Board supports the Bylaw amendments and urges stockholders to vote for this proposal.

Vote Required for Approval

The affirmative vote of the holders of at least two-thirds of the shares of capital stock of Maytag issued and outstanding and entitled to vote on this proposal is required to approve the proposed amendments to the Bylaws to change to annual election of directors.

Accordingly, the Board of Directors recommends a vote FOR this proposal.

STOCKHOLDER PROPOSALS

The Governance and Nominating Committee reviews any stockholder proposals that pass at the Annual Meeting by a majority vote at the Committee’s next meeting and, after reviewing various information and data about the proposal, makes recommendations to the full Board at the Board’s next meeting. The Committee’s review includes a discussion with the proponent. At times, the stockholder proposal is discussed at subsequent committee/board meetings following the initial discussion. This process led the Governance and Nominating Committee to recommend that, in its judgment, some stockholder proposals are not in the best interests of the stockholders and no action should be taken. For others, such as the proposal to eliminate supermajority voting requirements, the Board responded by recommending the repeal of Articles Ninth and/or Eleventh of the Restated Certificate of Incorporation at the 2003 and 2004 Annual Meetings. In addition, in response to prior stockholder votes on classified board proposals, the Board is proposing Bylaw amendments to change the election of directors to an annual basis starting with the 2005 Annual Meeting. The Committee plans to continue its process for reviewing any stockholder proposals that are passed at an annual meeting.

BALLOT ITEM 4

(4)	STOCKHOLDER PROPOSAL CONCERNING THE CLASSIFICATION OF THE BOARD OF DIRECTORS

The Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401,5965 S. Citrus Ave., Los Angeles, CA 90043, (which is represented by John Chevedden) and holds 207 shares of common stock, has notified Maytag that it intends to submit the following proposal at this year’s meeting:

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely convert from the current staggered system to 100% annual election of each director in one election cycle if practicable.

The Safeway Inc. 2004 definitive proxy is one example of converting from a complete staggered system to a complete annual election of each director system in one election cycle.

70% Yes-Vote

Thirty-five (35) shareholder proposals on this topic achieved an impressive 70% average yes vote in 2004. The Council of Institutional Investors www.cii.org. whose members have $3 trillion invested, recommends adoption of this proposal topic.

Our 6 Consecutive Majority Shareholder Votes

We as shareholders voted in support of this topic:

Year	Percentage of Yes and No Votes
1999	52%
2000	51%
2001	56%
2002	57%
2003	59%
2004	67%

These consistent majority votes are a powerful sign of shareholder resolve.

CalPERS Criticized Maytag for Poor Governance

CalPERS, the largest U.S. pension fund, put Maytag Corp. on its 2004 “focus list.” Focus list companies are “both poor economic performers and have corporate governance structures that do not ensure full accountability to company owners.”

CalPERS said Maytag made the list because our stock lost 40% over the last five years and Maytag debt has surged drastically. “The company’s board refused to implement two shareowner proposals that have passed by a majority vote during the past six years.”

CalPERS wants Maytag to have annual election of each director by the 2005 annual meeting, seek shareowner approval of its poison-pill, and adopt formal equity-ownership requirements for directors.

A Board’s Failure to Understand their Obligation to Shareholders

Nell Minow, founder of The Corporate Library, an independent investment research firm in Portland, Maine said, “Look at the Maytag board…for three years running they have refused to enact shareholder proposals that were approved by a majority vote. What clearer demonstration of a board’s failure to understand their obligation to shareholders can you get?’

Annual Vote on Each Audit Committee Member

Annual election of each director would automatically subject each member of our key Audit Committee to an annual vote. Poor auditing played a key role in the $200 billion-plus combined market-value loss of Enron, Tyco, WorldCom, Qwest and Global Crossing.

Annual election of each director could encourage our board to be prudent in its oversight of employee morale issues like this: Maytag froze the pay of salaried employees and asked others to quit “voluntarily.” Yet top executives got stock options worth millions.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

BOARD OF DIRECTOR’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL 4

THE BOARD OF DIRECTORS HAS SUBMITTED A PROPOSAL TO AMEND THE BYLAWS TO ADOPT ANNUAL ELECTION OF DIRECTORS; CONSEQUENTLY THIS PROPOSAL IS UNNECESSARY

Maytag’s Board has proposed a change in two bylaws that do exactly what this proposal is requesting. See Ballot Item 3: “A company proposal to amend Bylaws to change the election of directors to an annual basis from a classified basis.” Therefore, this proposal is unnecessary. Despite this action by the Maytag Board, Mr. Chevedden has refused to withdraw the proposal.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

BALLOT ITEM 5

(5)	STOCKHOLDER PROPOSAL CONCERNING STOCKHOLDER ADOPTION OF “POISON PILL” PROVISIONS

Nick Rossi, P. O. Box 249, Boonville, CA 05415, (who is represented by John Chevedden) and who holds 800 shares of common stock, has notified Maytag that he intends to submit the following proposal at this year’s meeting:

RESOLVED, The shareholders of our company request our Board of Directors to redeem any current or future poison pill, unless such poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item, to be held as soon as may be practicable.

Our 10 Majority Shareholder Votes

We as shareholders voted in support of this topic and one other pro-shareholder topic:

Year	Vote regarding Pill	Annual Election of Each Director
1999	—	52%
2000	—	51%
2001	62%	56%
2002	58%	57%
2003	62%	59%
2004	65%	67%

If our board does not act on our 65%-vote, shareholders could submit a proposal for our 2006 annual meeting calling for a shareholder committee to meet directly with our board. Such a proposal was published in the 2004 Sears (S) annual meeting proxy statement.

Pills Entrench Current Management

“They [poison pills] entrench the current management, even when it’s doing a poor job. They [poison pills] water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001, page 215

Like a Dictator

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, “Give up more of your freedom and I’ll take care of you.”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

Progress Begins with a First Step

The reason to take the above RESOLVED step is reinforced by our company’s vulnerability to requests for improved governance. In 2004 CalPERS cited Maytag for poor governance and there were reports of (followed by concerns):

•	Shareholders were allowed to vote on individual directors only once in 3-years – accountability concern.

•	An awesome 80% shareholder vote was required to make certain key changes – entrenchment concern.

•	Our directors failed to commit to adoption of 10 majority shareholder votes in a 6-year period –accountability concern.

•	Our full Board met only 5-times in one year – commitment concern.

•	Our director Ann Reynolds was designated a “problem director” due to her involvement with the Owens Corning board, which filed under Chapter 11 Bankruptcy. Source: The Corporate Library, an independent investment research firm in Portland, Maine.

•	Our key Audit Committee met only 4-times in a full year.

•	One-half of our key Audit Committee, including the chairman, had 15-years director tenure – independence concern.

•	Two directors were allowed to own zero or 100 shares each of our stock – commitment concern.

•	Five directors were allowed to hold 4 or 5 director seats each – over extension concern.

This corporate governance vulnerability reinforces the reason to adopt the initial RESOLVED statement.

Stock Value

If a poison pill makes our company difficult to sell – our stock may have less value.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL 5

THE BOARD OF DIRECTORS AMENDED THE CURRENT SHAREHOLDER RIGHTS PLAN SO THAT THE PLAN EXPIRES IN 2005; CONSEQUENTLY THIS PROPOSAL IS UNNECESSARY

The proposal asks Maytag’s stockholders to submit the adoption, maintenance or extension of any Shareholder Rights Plan (sometimes called a “poison pill”) to a stockholder vote. Your Board has reviewed this matter carefully after the passage of similar shareholder proposals at prior Annual Meetings. In response to this proposal and prior proposals concerning shareholder rights plans (Rights Plans), your Board reconsidered its previous position. Consequently, in 2004 Maytag’s Board amended its current Rights Plan so that the Plan expires on December 31, 2005, instead of in 2008.

Maytag’s board, made up of ten out of eleven independent directors, believes, however, that it needs to retain the right to adopt a Rights Plan in the future, if needed. In fact, a joint study by Institutional Shareholder Services (ISS) and Georgia State University released on February 3, 2004, provides additional support for this position. This study found that takeover defenses (such as shareholder rights plans or “poison pills”) were positively correlated with company performance and results. The study found that those companies that had strong takeover defenses also scored higher on long-term performance metrics (three, five, and ten-year returns), stronger profitability (ROA, ROE, ROI, net profit margin), higher dividends (dividend payout ratio and dividend yield), and higher interest coverage and operating cash flow to liabilities ratio. This study is available upon request from Institutional Shareholder Services at http://www.issproxy.com/corpgovstudy/.

Additional Rights Plan Rationale

The Rights Plan is designed to protect the stockholders against takeover tactics that do not treat all stockholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs. The Rights Plan is intended to encourage potential acquirors to negotiate directly with the Board. The Board is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and seek a higher price if there is to be a sale of Maytag. The Board’s ability to seek a higher price in takeover contests on behalf of all stockholders is significantly greater than the ability of the individual stockholder to achieve such a result. Without the protection of the Rights Plan, your Board could lose important bargaining power in negotiating the transaction with a potential acquirer or pursuing a potentially superior alternative.

In summary, the Board believes that requesting a stockholder vote on Maytag’s current Rights Plan is unnecessary given the expiration of the Rights Plan in December 2005.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

BALLOT ITEM 6

(6)	STOCKHOLDER PROPOSAL CONCERNING A COMMITTEE REPORT ON OUTSOURCING/OFFSHORE MANUFACTURING

Trowel Trades S & P 500 Index Fund, which owns 2,779 shares of common stock, has notified Maytag that it intends to submit the following proposal at this year’s meeting:

Resolved: The stockholders request that the Board of Directors establish an independent committee to: 1) prepare a report evaluating the risk of damage to Maytag’s brand name and reputation in the United States as a result of the outsourcing and offshoring of manufacturing work to other countries, and 2) make copies available to shareholders upon request.

Maytag sends manufacturing work abroad and uses foreign contractors. For example, Maytag has announced that it will close its refrigeration manufacturing facility in Galesburg, Illinois by the end of 2004 and shift production to Reynosa, Mexico. In April, 2003, Maytag also announced an exclusive agreement with the South Korean Daewoo Electronics Corp. to manufacture top-freezer refrigerators for Maytag.

In our view, Maytag’s outsourcing and offshoring strategies have become an issue of political debate. For example, at the Democratic National Convention, U. S. Senator Barack Obama (Ill.) expressed concern for workers in Galesburg “who are losing their union jobs at the Maytag plant that’s moving to Mexico, and now are having to compete with their own children for jobs that pay seven bucks an hour.”

In our opinion, Maytag’s brand name is one of its most important assets. In the 2003 Annual Report, Maytag’s Chairman and CEO listed “highly regarded brands” as one of Maytag’s “significant strengths.” We are concerned that shifting production offshore can harm Maytag’s brand name and reputation. We believe Maytag is vulnerable to consumer disaffection in the U. S., where a significant portion of Maytag’s sales take place.

We believe Maytag may have rushed to implement outsourcing strategies that are not sustainable. For example, Jay Mortensen, Maytag’s Director of Target Costing and Cost Engineering said: “We closed down our joint-venture operation in China, which was going to be our major vehicle for outsourcing to China, primarily because of some of the risks that we didn’t properly identify.” [Assembly Magazine, 09/01/03]

We believe that Maytag has not fully assessed the numerous variables and risks involved in outsourcing and offshoring. In our opinion, offshoring and outsourcing can also affect the morale of employees who remain in U.S. operations. For these reasons, we believe the Board should evaluate the risks of Maytag’s offshoring and outsourcing strategies.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL 6

THE PROPOSED COMMITTEE TO STUDY OFFSHORE MANUFACTURING IS UNNECESSARY

Maytag makes a large majority of its products in the United States; however, it has also adopted a global strategy of making products in other countries or sourcing products, supplies and component parts outside the United States when it makes good business sense to do so. This global strategy of making and selling products around the world has helped to keep Maytag competitive and growing and, in many cases, has helped to create and preserve jobs in the United States and promote Maytag’s brand name. While Maytag has and will continue to maintain a strong manufacturing base in the U.S., Maytag’s U. S. workforce mirrors a U.S. economy that is changing from a manufacturing to a technology and services economy. Our outsourcing has largely consisted of obtaining component parts and certain finished goods from low-cost countries in order to remain competitive. These actions are taken as needed to continue to provide high-value products for our customers and consumers around the world and to create a strong company that benefits all of our stakeholders over the near, medium and long term. Given Maytag’s strong employment record in the U.S., its long history of responsible globalization and the enduring strength of its reputation and brand, the Board does not believe a study of this kind is necessary.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

BALLOT ITEM 7

(7)	STOCKHOLDER PROPOSAL CONCERNING CODE OF CONDUCT BASED ON INTERNATIONAL LABOR ORGANIZATION STANDARDS

The NYC Employees’ Retirement System, the NYC Teachers’ Retirement System, the NYC Police Pension Fund, NYC Fire Department Pension Fund and the NYC Board of Education Retirement System, which owns 484,940 shares of common stock, has notified Maytag that it intends to submit the following proposal at this year’s meeting:

Whereas, Maytag Corporation currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U. S. – based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U. S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to Bargain collectively. (ILO) Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL 7

ADOPTION OF INTERNATIONAL LABOR ORGANIZATION STANDARDS IS UNNECESSARY

Maytag implemented a Code of Business Conduct in the early 1990’s that provides business and ethical standards for its domestic and overseas operations. Consequently, your Board believes it has already implemented practices to address many of the subjects mentioned in this shareholder proposal. Indeed, the proponents of this proposal have not suggested that Maytag has failed to meet any appropriate workplace standards. We believe Maytag’s existing practices have worked well and the requested commitment called for by this proposal is duplicative of our existing efforts. In addition, Maytag maintains an anonymous EthicsAlert toll-free telephone line that can be used for business ethics concerns. The number is published on Maytag’s website and in its Annual Report. Also, certain provisions of the proposal are vague and overbroad and in some instances would require Maytag to take action beyond its ability to effectuate. The Board believes it can be most effective by continuing to focus on its existing standards and practices, rather than introducing a new and potentially duplicative statement of principles. The Board therefore does not believe that adoption of this proposal is necessary or in the best interests of Maytag.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

EXECUTIVE COMPENSATION

The following table shows the compensation of (1) the person who served as chief executive officer of Maytag during 2004 and (2) the other four most highly compensated executive officers of Maytag serving as such on December 31, 2004 and (3) the two individuals who would have been among the four most highly compensated executive officers but for the fact that they were no longer serving as executive officers on December 31, 2004 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation					Long-Term Compensation			All Other Comp. ($) (2)
						Awards		Payouts
	Year		Salary ($)	Bonus ($)	Other Annual Comp. ($) (1)	Restricted Stock Award(s) ($) (5)	Securities Underlying Options (#)	LTIP Payouts ($)
Ralph F. Hake Chairman & CEO	2004 2003 2002		$879,167 841,667 800,000	$0 0 800,000	$65,405 55,472 0	0 0 0	97,000 100,000 0	$282,880 293,026 103,156	$9,330 9,344 19,746
George C. Moore Executive Vice President & Chief Financial Officer (3)	2004 2003	(6 mo.)	$510,540 265,058	$27,000 247,250	$1,413 0	0 0	15,200 50,000	$0 0	$6,736 88,054
Roger K. Scholten Sr. Vice President & General Counsel	2004 2003 2002		$307,467 291,500 275,000	$19,375 63,064 167,475	$737 0 0	0 0 0	10,700 22,000 17,500	$60,500 70,875 11,447	$8,954 9,630 8,013
Mark W. Krivoruchka Sr. Vice President, Human Resources	2004 2003 2002	(8 mo.)	$282,083 264,583 172,348	$17,813 67,410 107,880	$3,177 0 0	0 0 0	9,100 22,000 18,000	$44,352 0 0	$7,228 14,068 53,451
Steven J. Klyn Vice President & Treasurer	2004 2003 2002		$194,417 179,583 165,000	$12,300 29,200 86,460	$3,184 0 0	0 0 0	4,500 10,000 10,000	$29,172 34,020 13,678	$6,526 4,917 5,500
Arthur B. Learmonth President, Maytag Services (4)	2004 2003 2002		$279,417 264,000 244,000	$134,710 81,734 101,232	$976 0 0	0 0 0	7,800 12,400 12,000	$40,128 49,556 27,683	$6,985 7,449 8,618
R. Craig Breese President, Maytag International (4)	2004 2003 2002		$243,417 233,750 225,000	$129,048 120,105 93,195	$1,500 0 0	0 0 0	7,800 16,000 10,000	$39,600 38,726 0	$6,963 5,662 2,913

(1)	The amounts for 2004 include the dollar value for use of an appliance test program, reimbursement for tax preparation and financial planning and Mr. Hake’s authorized usage of the corporate aircraft for non-business flights. Mr. Hake reimbursed Maytag for all flights using the corporate plane at the Standard Industry Fare Level (SIFL), which is the value ascribed for such travel for federal income tax purposes. The difference between the aggregate incremental cost and SIFL totaled $62,433 in 2004 and $55,472 for 2003. The amounts for 2004 are as follows: Mr. Hake corporate aircraft usage of $62,433, appliance program $472, tax & financial planning $2,500; Mr. Moore, appliance program $288, tax & financial planning $1,125; Mr. Scholten, appliance program $737; Mr. Krivoruchka, appliance program $3,177; Mr. Klyn, appliance program $2,809, tax & financial planning $375; Mr. Learmonth, appliance program $601, tax & financial planning $375; and Mr. Breese, tax & financial planning $1,500.

(2)	The amounts for 2004 include the dollar value of premiums paid for life insurance, corporate contributions to the Salary Savings 401(k) Plan and reimbursement of relocation costs. The amounts are as follows: Mr. Hake, life insurance $6,255, 401(k) $3,075; Mr. Moore, life insurance $6,306, relocation costs $430; Mr. Scholten, life insurance $3,233, 401(k) $5,721; Mr. Krivoruchka, life insurance $3,128, 401(k) $4,100; Mr. Klyn, life insurance $998, 401(k) $5,528; Mr. Learmonth, life insurance $4,345, 401(k) $2,640; and Mr. Breese, life insurance $3,498, 401(k) $3,465.

(3)	The amount of Mr. Moore’s 2004 salary includes a final deferred signing bonus of $152,207, which was paid into the Maytag Stock Fund of Maytag’s Deferred Compensation Plan as part of his employment agreement. The 2003 amount includes a similar payment of $101,471.

(4)	Messrs. Learmonth and Breese ceased being executive officers subject to the reporting requirements of Section 16 on November 11, 2004.

(5)

As of December 31, 2004, the named executive officers held the following shares of restricted stock units: Ralph F. Hake 44,000 shares ($928,400); George C. Moore 6,900 shares ($145,590); Roger K. Scholten 4,800 shares ($101,280); Mark W. Krivoruchka 4,100 shares ($86,510); Steven J. Klyn 2,100 shares

($44,310); Arthur B. Learmonth 3,500 shares ($73,850); and R. Craig Breese 3,500 shares ($73,850). The dollar values of the restricted stock and restricted stock unit holdings are based on Maytag’s closing market price on December 31, 2004 ($21.10). The foregoing number of shares represents the maximum number of shares that could be issued under the 2002 Employee and Director Stock Incentive Plan as performance-based restricted stock units. The actual number of shares issued, if any, will be determined at the end of the performance period and will depend on the performance of our stock price. See table entitled Long-Term Incentive Plans-Awards in Last Fiscal Year (Note 2).

The following table sets forth, for the named executive officers, certain information regarding stock options granted in 2004.

OPTION AWARDS IN LAST FISCAL YEAR

Individual Awards					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term (4)
Name	Number of Securities Underlying Options Awarded (#) (1)	% of Total Options Awarded to Employees in Fiscal Year (2)	Exercise Price ($/Share) (3)	Expiration Date	5% ($)	10% ($)
Ralph F. Hake	97,000	14.1%	19.885	11/12/2014	1,213,063	3,074,095
George C. Moore	15,200	2.2%	19.885	11/12/2014	190,088	481,714
Roger K. Scholten	10,700	1.6%	19.885	11/12/2014	133,812	339,101
Mark W. Krivoruchka	9,100	1.3%	19.885	11/12/2014	113,803	288,394
Steven J. Klyn	4,500	0.7%	19.885	11/12/2014	56,276	142,613
Arthur B. Learmonth	7,800	1.1%	19.885	11/12/2014	97,545	247,195
R. Craig Breese	7,800	1.1%	19.885	11/12/2014	97,545	247,195

(1)	All options in the table become exercisable on November 12, 2007, subject to continued employment. However, all options awarded above will become fully exercisable in the event of a change of control (as defined in Maytag’s stock incentive plans).

(2)	In total, 687,800 options were awarded in 2004 to employees.

(3)	The exercise price reflects the fair market value of underlying shares on the date of grant.

(4)	The dollar amounts under these columns are the result of hypothetical potential gains from calculations assuming compound annual growth rates of 5% and 10% in the value of Maytag’s future stock price over the 10 year term of the options, which would result in the per share price of Maytag’s stock increasing to the values illustrated below:

Exercise Price	5% Annual Growth	10% Annual Growth
$19.885	$32.3908	$51.5767

These assumed rates of growth are required by the Securities and Exchange Commission for illustration purposes only and are not intended to forecast possible future stock prices.

The following table shows for the named executive officers certain information regarding options exercised during 2004 and unexercised options to purchase common stock held by such officers at December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options December 31, 2004		Value of Unexercised In-the-Money Options December 31, 2004 ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph F. Hake	0	$0	450,000	197,000	$0	$123,190
George C. Moore	0	$0	8,333	56,867	$0	$19,304
Roger K. Scholten	1,310	$6,386	40,667	39,499	$10,559	$13,589
Mark W. Krivoruchka	0	$0	22,000	42,100	$0	$11,557
Steven J. Klyn	0	$0	29,117	17,833	$0	$5,715
Arthur B. Learmonth	0	$0	52,980	24,200	$0	$9,906
R. Craig Breese	0	$0	16,667	27,133	$0	$9,906

(1)	The value is calculated based on the aggregate amount of the excess of $21.155 (the average of the high and low price of Maytag common stock as reported in the New York Stock Exchange Composite Transactions Report for December 31, 2004) over the relevant exercise price(s).

The following table depicts information regarding Maytag’s use of stockholder-approved and non-stockholder approved stock plans as of December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, And Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	8,310,991	$30.31	696,441
Equity Compensation Plans Not Approved by Stockholders	0	N/A	0

Total	8,310,991	$30.31	696,441

(1)	Total includes 265,375 restricted stock units that do not have an exercise price, some of which are performance based.

The following table sets forth, for the named executive officers, certain information regarding long-term incentive plan awards made in 2004.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

				Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights		Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
Ralph F. Hake	NA	(1)	3 Years	$637,500	$1,275,000	$2,550,000
	44,000	(2)	December 31, 2007	NA	NA	44,000
George C. Moore	NA	(1)	3 Years	$131,250	$262,500	$525,000
	6,900	(2)	December 31, 2007	NA	NA	6,900
Roger K. Scholten	NA	(1)	3 Years	$92,150	$184,300	$368,600
	4,800	(2)	December 31, 2007	NA	NA	4,800
Mark W. Krivoruchka	NA	(1)	3 Years	$83,600	$167,200	$334,400
	4,100	(2)	December 31, 2007	NA	NA	4,100
Steven J. Klyn	NA	(1)	3 Years	$34,200	$68,400	$136,800
	2,100	(2)	December 31, 2007	NA	NA	2,100
Arthur B. Learmonth	NA	(1)	3 Years	$62,500	$125,000	$250,000
	3,500	(2)	December 31, 2007	NA	NA	3,500
R. Craig Breese	NA	(1)	3 Years	$73,600	$147,200	$294,400
	3,500	(2)	December 31, 2007	NA	NA	3,500

(1)	These awards are performance-based cash awards made pursuant to Maytag’s 2002 Employee and Director Stock Incentive Plan. Target award sizes are based upon a percentage of base salary and vary depending upon the individual’s position and responsibilities. Actual awards paid out at the end of the performance period will be performance-based and depend on attainment of the pre-defined metrics. Estimated future payouts are predicated upon the achievement of corporate economic profit (net operating profit after taxes less capital charge, as measured against a performance target) over the three-year period covering fiscal years 2004, 2005 and 2006. The achievement of threshold performance will result in a 50% payout; achievement of target performance will result in a 100% payout; achievement of maximum performance will result in a 200% payout.

(2)	These awards represent performance-based restricted stock units. For this grant to have value to the executive the following items must occur: The individual must remain employed by Maytag and its subsidiaries through December 31, 2007, and the fair market value of Maytag common stock must equal or exceed $24.86 per share (125% of the fair market value of Maytag common stock on the date of the grant) for ten consecutive days prior to January 1, 2008. The restrictions will also lapse upon a change of control (as defined in Maytag’s stock incentive plans). Upon the lapse of the restrictions, each unit will be distributed in the form of a share of Maytag common stock or in cash of equivalent value at the discretion of the Compensation Committee. If the above mentioned criteria have not been met by January 1, 2008, the units will be forfeited.

RETIREMENT PLAN

The following information provides a summary of Maytag’s retirement plan. All of the named executive officers participate in Maytag’s retirement plan.

Effective January 1, 2003, the retirement plan was amended to provide a cash balance benefit formula in conjunction with an enhanced 401(k) plan matching contribution for cash balance participants. This formula applies to all U.S. salaried employees hired on or after January 1, 2003. U.S. salaried employees hired prior to January 1, 2003, were given a one-time choice in 2003 of remaining under the prior defined benefit formula (“the traditional formula”) or converting to the cash balance formula. Messrs. Hake, Scholten, Krivoruchka, Klyn, Learmonth, and Breese were eligible to make this election, and they all elected the traditional formula.

Benefits under the traditional formula and the cash balance formula of the plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Supplemental Retirement Plan under which such amounts are payable to all qualifying employees, including the officers of Maytag.

The Traditional Formula

The following table sets forth the estimated annual retirement benefits payable effective December 31, 2004, assuming retirement at age 65 after selected periods of continuous service, using the traditional formula under Maytag’s retirement plan. The traditional formula provides for fixed retirement benefits based on years of service and compensation received. The amount of remuneration is the amount set forth in the Salary and Bonus columns of the Summary Compensation Table.

RETIREMENT BENEFITS

Average Annual Earnings for Highest 5 Consecutive Years of Final 10 Years of Service	Estimated Annual Retirement Benefits Years of Credited Service at Retirement
	5	10	15	20	25	30	35*
$ 100,000	$6,540	$13,080	$19,621	$26,161	$32,701	$39,241	$45,782
200,000	14,290	28,580	42,871	57,161	71,451	85,741	100,032
300,000	22,040	44,080	66,121	88,161	110,201	132,241	154,282
400,000	29,790	59,580	89,371	119,161	148,951	178,741	208,532
500,000	37,540	75,080	112,621	150,161	187,701	225,241	262,782
600,000	45,290	90,580	135,871	181,161	226,451	271,741	317,032
700,000	53,040	106,080	159,121	212,161	265,201	318,241	371,282
800,000	60,790	121,580	182,371	243,161	303,951	364,741	425,532
900,000	68,540	137,080	205,621	274,161	342,701	411,241	479,782
1,000,000	76,290	152,580	228,871	305,161	381,451	457,741	534,032
1,100,000	84,040	168,080	252,121	336,161	420,201	504,241	588,282
1,200,000	91,790	183,580	275,371	367,161	458,951	550,741	642,532
1,300,000	99,540	199,080	298,621	398,161	497,701	597,241	696,782
1,400,000	107,290	214,580	321,871	429,161	536,451	643,741	751,032
1,500,000	115,040	230,080	345,121	460,161	575,201	690,241	805,282
1,600,000	122,790	245,580	368,371	491,161	613,951	736,741	859,532
1,700,000	130,540	261,080	391,621	522,161	652,701	783,241	913,782
1,800,000	138,290	276,580	414,871	553,161	691,451	829,741	968,032
1,900,000	146,040	292,080	438,121	584,161	730,201	876,241	1,022,282
2,000,000	153,790	307,580	461,371	615,161	768,951	922,741	1,076,532
2,100,000	161,540	323,080	484,621	646,161	807,701	969,241	1,130,782
2,200,000	169,290	338,580	507,871	677,161	846,451	1,015,741	1,185,032
2,300,000	177,040	354,080	531,121	708,161	885,201	1,062,241	1,239,282
2,400,000	184,790	369,580	554,371	739,161	923,951	1,108,741	1,293,532
2,500,000	192,540	385,080	577,621	770,161	962,701	1,155,241	1,347,782
2,600,000	200,290	400,580	600,871	801,161	1,001,451	1,201,741	1,402,032
2,700,000	208,040	416,080	624,121	832,161	1,040,201	1,248,241	1,456,282
2,800,000	215,790	431,580	647,371	863,161	1,078,951	1,294,741	1,510,532
2,900,000	223,540	447,080	670,621	894,161	1,117,701	1,341,241	1,564,782
3,000,000	231,290	462,580	693,871	925,161	1,156,451	1,387,741	1,619,032

* Maximum number of years of service for which the pension benefit accrues.

The above amounts have been computed on the basis of a straight-life annuity and are not subject to any deduction for social security or any other offset amounts.

The years of credited service as of December 31, 2004 for the named executive officers electing the traditional formula are: Ralph F. Hake 4.0; Roger K. Scholten 23.7; Mark W. Krivoruchka 3.0; Steven J. Klyn 13.5; Arthur B. Learmonth 7.5 and R. Craig Breese 3.7.

The Cash Balance Formula

The cash balance formula is expressed in the form of a hypothetical account balance. Benefits accrue annually at a rate of 4% of pay (salary plus annual bonus) for years of credited service less than 15 years, and 5% of pay for years of credited service equal to 15 or more years. Interest credits are applied annually to the balance at the end of the prior year and are based on the average yield on 10-year Treasury bonds for the months of September, October and November of the prior year. Although the normal form of payment is an annuity, the hypothetical account balance is also payable as a single lump sum.

The estimated annual retirement benefit provided in total by the cash balance formula described above, expressed in the form of a single life annuity, is as follows. Note: Mr. Moore was hired on July 14, 2003, and is therefore only eligible for the cash balance formula.

Executive	Complete Years of Service through 2004	Estimated Annual Benefit Payable at Age 65
George C. Moore	2.0	$44,383

This estimate is based on the following assumptions:

•	The benefit is determined as of age 65 and assumes employment until such age;
•	Pay is assumed to remain at 2004 levels;
•	The average interest-crediting rate for the cash balance formula for 2004 (4.29%) remains constant; and
•	The interest rate used to convert hypothetical account balances to annual annuities in 2004 (5.14%) remains constant.

CHANGE OF CONTROL AGREEMENTS

Maytag has entered into change of control agreements with each of its named executive officers, which will become operable on a future “effective date” for a term of two or three years. The effective date is generally the date of a “change of control” (as defined in the agreements). However, if an officer’s employment is terminated before the change of control actually occurs, either at the request of a third party attempting to effect a change of control, or otherwise in connection with the change of control, the date of termination will be considered the effective date of the officer’s agreement. Messrs. Hake, Moore, Scholten, Krivoruchka and Breese have terms of three years, while Messrs. Klyn and Learmonth have terms of two years in each of their respective agreements.

Each agreement requires that an officer be provided with severance benefits, described below, if the officer’s employment is terminated during the term of the agreement, either by Maytag or its successor without cause or by the officer for good reason (as those terms are defined in the agreement).

The severance benefits would be as follows:

•	A lump sum cash payment of two or three times the sum of the officer’s base salary and annual and long-term bonus amounts;

•	A pro-rated annual bonus for the year of termination;

•	Pro-rated long-term bonuses for the two or three performance periods in which the date of termination occurs (offset by any amounts previously paid for those periods upon the change of control);

•	Two or three years’ continued coverage under Maytag’s welfare benefit plans;

•	Retirement benefits computed as if the officer had continued to work for two or three additional years;

•	Outplacement benefits; and

•	Two or three additional years of service credit towards eligibility for retiree health benefits.

The bonus components of the severance benefits would generally be based on the highest annual and long-term bonus targets in effect for the officer during the period of twelve months before the effective date of the agreement through the officer’s date of termination. However, if the first quarterly forecast for the year of termination has already been made by the date of termination, the pro-rated annual bonus for that year would be based on the actual annual bonus that would have been earned for that year based on the most recently forecasted performance, if higher than the highest target amount.

Each agreement also provides that the officer is entitled to a “gross-up” payment to make the officer whole for any federal excise tax imposed on change of control or severance payments received by the officer.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

On June 19, 2001, Maytag entered into an executive severance agreement with Mr. Hake. Pursuant to the agreement, if Mr. Hake is involuntarily terminated by Maytag, except for “cause” (as defined in the agreement), within five years of June 19, 2001, Maytag will pay to him an amount equal to the sum of: (1) two years of base salary and (2) two years of target bonus under the Incentive Compensation Plan. Pursuant to the agreement, Mr. Hake has agreed to abide by Maytag’s confidentiality, non-compete and intellectual property rights agreement, as well as not to solicit Maytag employees for two years following his termination of employment. If Mr. Hake is eligible for any compensation benefit under a change of control agreement described above, no benefits will be available under this agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND PRINCIPLES

The Compensation Committee of the Board of Directors (the “Committee”), composed of four non-employee directors, establishes and administers the executive compensation program for Maytag’s top executives. All members of the Committee are “independent directors” for purposes of the New York Stock Exchange requirements and are “outside directors” for purposes of Internal Revenue Code Section 162(m). The Committee has established Maytag’s compensation philosophy as it pertains to its executives as follows:

Maytag is committed to increasing long-term stockholder value through the development of preferred brands supported by innovative products. To achieve success, we must attract, retain and motivate the best people who can innovate and deliver high quality products faster than the competition.

Maytag’s compensation philosophy will provide opportunities that are competitive with comparable benchmark companies within the markets in which we compete for people. Accordingly, Maytag will motivate and reward our employees in accordance with the following objectives:

•	Compensation opportunities (base salary, annual incentives and long term incentives) will be consistent with the role of the person in the organization. Actual rewards will increase or decrease commensurate with both individual and company performance.

•	Employees will have the opportunity to earn rewards beyond competitive levels if superior personal, operating performance and/or stockholder returns are achieved.

•	Incentives will be based on continuous improvements and the need for long-term business growth and stockholder return. Incentive plans will incorporate both internally-focused and externally-focused measurements.

•	Compensation programs will be as simple and easily understood as possible.

•	The design and administration of Maytag’s compensation programs will be applied fairly and consistently throughout the Corporation.

The Committee believes compensation based on this philosophy supports and encourages commitment to achieving business and financial objectives that will generate long-term stockholder value. It is also designed to attract and retain outstanding executives, to encourage them to make long-term commitments to Maytag, and to accomplish Maytag’s leadership succession objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

The Committee views compensation as a total program comprised of annual base salary, variable short and long-term incentives, and other perquisites and fringe benefits. The total package is designed to provide a significant percentage of executive compensation through at-risk programs which link long-term executive rewards to long-term stockholder rewards. The following are the components of Maytag’s compensation program:

Annual Base Salary

A salary range for each position is established using average base pay for executives employed at industrial organizations selected by independent compensation consultants. The performance of the organizations in the industrial database is not known and therefore not considered when establishing salary ranges. The companies included in the industrial database represent revenue sizes clustered around Maytag’s revenue. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation, because the Committee believes that Maytag’s competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph included in this proxy. Executive pay within the salary range is determined based upon individual qualifications, experience, and performance of specific individual responsibilities.

Annual Variable Incentive Compensation (Bonus)

Annual variable incentive compensation (bonus) is paid to executives in cash based upon a percentage of base salary and varies depending upon the individual’s position, responsibility, and performance. Corporate executives are eligible for annual cash incentive awards based upon net income compared to annual plan (12.5% quarterly weighting and 50% full year weighting). Business Unit executives are eligible for annual cash incentive awards based upon operating income compared to annual plan (12.5% quarterly weighting and 25% full year weighting), and corporate net income compared to annual plan (25% weighting). Performance is reviewed and rated quarterly against these factors, with the award being determined annually. An award may also be increased or decreased based upon the executive’s personal performance. The Committee may adjust these formula-based awards if, in its judgment, adjustment is warranted.

Long-Term Variable Incentives

Long-term variable incentive compensation opportunities are provided to executives in positions with significant responsibility and accountability and who can potentially impact long-term corporate performance. These awards are available under the 2002 Employee and Director Stock Incentive Plan, which was approved by stockholders at the 2002 Annual Meeting. Long-term incentive compensation is made available in the form of stock options, performance-based restricted stock unit awards, and performance-based cash awards.

Stock Options: Participation in and the level of stock option awards to individual executives are approved by the Committee. Options are generally subject to vesting provisions and the exercise price must at least equal the fair market value of the common stock on the date of award.

Performance-Based Restricted Stock Unit Awards: In November 2004, Maytag introduced performance-based restricted stock unit awards as a component of variable long-term incentive compensation for senior executives. Eligibility for participation and the level of awards to individual executives are approved by the Committee. The level of each award is based upon a percentage of base salary and varies depending upon the executive’s position and responsibilities. The value of these performance-based awards depend upon Maytag achieving predetermined stock price appreciation levels within the specified period of approximately three years. The executive must also remain in the employ of the corporation during that period for the restrictions to lapse. The Committee believes that the design of these awards will both encourage employees to seek to increase long-term stockholder value and encourage key personnel to remain with Maytag. Approximately 25 executives are eligible for awards under this variable long-term incentive compensation program.

Performance-Based Cash Awards: Eligibility for performance-based cash awards and the level of such awards to individual executives are approved by the Committee. The level of each award is based upon a percentage of base salary and varies depending upon the executive’s position and responsibilities. The value of the performance-based cash-denominated awards granted in 2004 will depend upon Maytag’s achievement of corporate economic profit (net operating profit after taxes less capital charge, as measured against a performance target) over the three-year period from 2004-2006. Economic Profit is being used as it clearly signals the need for long term value creation. The Committee believes that high levels of performance in these areas have a favorable impact on long-term stockholder value. Approximately 25 executives are eligible for awards under this variable long-term incentive compensation program.

Survey data indicates that awards approved by the Committee under Maytag’s long-term plans and predecessor plans are competitive with awards made to executives in similar positions at other industrial organizations. Stock-based incentive plans are designed to encourage a significant equity ownership interest in Maytag to help assure that the long-term interests of Maytag’s executives are closely aligned with the long-term interests of the stockholders.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

In keeping with Maytag’s compensation philosophy and its efforts to strengthen the link between the long-term interests of executives and the long-term interests of stockholders, the Committee approved stock ownership guidelines that are applicable to all senior executives including those who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934. The guidelines require that over a five-year period these executives build long-term ownership positions of Maytag’s common stock with an aggregate dollar value that equals or exceeds a predetermined multiple of their base salaries. The amounts range from six times annual base salary for the Chief Executive Officer to one and one half times annual base salary as the minimum requirement for certain other executives subject to these guidelines. The applicable guidelines for the named executives are as follows: Mr. Hake, six times, Messrs. Moore and Scholten, three times, and Messrs. Krivoruchka, Klyn, Learmonth and Breese, two times. The Committee reviews executive stock ownership levels annually and notifies executives of their progress.

In addition, Maytag requires all vice-presidents who do not have ownership guidelines (approximately additional 60 individuals) who exercise stock options to retain stock representing 50% of the after-tax value realized for a minimum of one year following exercise.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

Internal Revenue Code Section 162(m) limits Maytag’s federal income tax deductions for compensation to its CEO and each of its four other most highly compensated executive officers to $1 million, with certain exceptions. In order to enable compensation under its long-term variable incentive plan to qualify for the exception for certain performance-based compensation, in 2002 Maytag obtained stockholder approval of the 2002 Employee and Director Stock Incentive Plan. Maytag did not pay any compensation in 2004 that was non-deductible under Section 162(m), and the Committee will continue to monitor compensation programs in light of Section 162(m). However, the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of Maytag and its stockholders and accordingly reserves the right to pay non-deductible compensation when it deems appropriate.

PERFORMANCE OF THE CORPORATION AND CEO COMPENSATION

As indicated in the above discussion, the total compensation of Maytag’s executives, including the CEO, consists of annual base salary, annual variable incentive, and long-term variable incentives, as well as other perquisites and fringe benefits. These plans consider individual performance, Maytag’s performance, and survey data regarding comparable positions at other industrial organizations.

The financial goals approved by the Compensation Committee for 2004 under the Annual Variable Incentive Compensation Plan (discussed above) were set aggressively beyond 2003 performance. The Corporation did not reach the threshold level of financial performance in 2004, but did fulfill many of its strategic objectives and certain business units performed well.

The cash-denominated long-term incentive award made in 2002 matured in 2004. Maytag’s performance over the three-year period covering fiscal years 2002, 2003 and 2004 exceeded threshold levels but did not achieve the targeted levels approved by the Committee in 2002. Therefore, payouts reflected in the Summary Compensation Table—LTIP Payouts made under this Plan were well below target levels.

In 2004, performance-based cash-denominated awards were made to the named executive officers and other executives. Payouts under the award may be made to eligible recipients based on Maytag’s achievement of corporate economic profit (net operating profit after taxes less capital charge, as measured against a performance target) over the three-year period from 2004-2006, as reflected in the table entitled Long-Term Incentive Plans-Awards in Last Fiscal Year.

In 2004, performance-based restricted stock units were granted to the named executive officers and other executives. Payouts under these awards may be made to eligible recipients based on Maytag’s achievement of predetermined stock price appreciation levels within the specified period of approximately three years, as described in Note 2 to the table entitled the Long-Term Incentive Plans-Awards in Last Fiscal Year.

Awards of options to the named executive officers to purchase common stock under the 2002 Employee and Director Stock Incentive Plan are reflected in the table entitled Option Awards in Last Fiscal Year.

In February of 2004, the Committee raised Mr. Hake’s salary to $885,000, representing a 4.1% increase over 2003. When making this decision, the Committee considered Mr. Hake’s annual base salary compared to CEO compensation in other industrial companies surveyed, his performance during 2003, and his strategic actions and plans for 2004 and beyond. Annual base salaries for the other named executive officers were based on individual performance, job content and compensation of executives in comparable positions in the industrial companies surveyed.

Based on Maytag’s performance against the financial goals approved by the Committee and the Board for the CEO at the beginning of 2004, Mr. Hake was not awarded an annual variable incentive compensation payout for 2004.

SUMMARY

The Committee believes that the foregoing compensation programs will serve the long-term interests of stockholders. These programs create a strong link between long-term executive rewards and long-term stockholder rewards; they attract, retain and motivate outstanding executive talent; and they further Maytag’s long-term leadership succession objectives. The Committee will continue to emphasize performance-based compensation programs that it believes positively affect long-term stockholder value. Finally, through stock ownership guidelines, it is the goal of the Committee to ensure Maytag has not only qualified, professional managers, but fully committed “owner-operators.”

The foregoing report is furnished by the following members of the Compensation Committee:

Bernard G. Rethore, Chair

Barbara R. Allen

William T. Kerr

James A. McCaslin

STOCKHOLDER RETURN PERFORMANCE

The following graph compares Maytag’s cumulative total stockholder return on its common stock from December 31, 1999 to December 31, 2004 with the S&P 500 Stock Index and the S&P Household Appliances Index (both of which include Maytag).

	1999	2000	2001	2002	2003	2004
Maytag	$100	$69	$68	$63	$64	$50
S & P 500	$100	$91	$80	$62	$80	$89
S & P 500 Household Appliances Index	$100	$80	$82	$63	$86	$98

The S&P Household Appliances Index is comprised of Maytag (MYG), Whirlpool (WHR), Black & Decker (BDK), Stanley Works (SWK), and Snap-On, Inc. (SNA).

The following graph compares Maytag’s cumulative total stockholder return on its common stock from December 31, 2001 to December 31, 2004 with the S&P 500 Stock Index and the S&P Household Appliances Index (both of which include Maytag).

	2001	2002	2003	2004
Maytag	$100	$94	$94	$74
S & P 500	$100	$78	$100	$111
S & P 500 Household Appliances Index	$100	$76	$105	$119

APPENDIX A

Proposed Amendments of Bylaws 12 and 37

That Bylaw 12 be amended to require annual election of directors and read as follows, as amended:

12.	The property and business of this corporation shall be managed by its board of directors. Except as otherwise provided in these Bylaws or by law, all directors of the corporation shall be elected at the annual meeting of stockholders each year. The number of directors which shall constitute the whole board of directors shall be at least three and such number may be fixed from time to time by a majority of the whole board, or if the number is not so fixed, the number shall be eleven. Any person elected or re-elected as a director at any meeting of stockholders, beginning with the annual meeting of stockholders in 2005, shall serve for a term of one year and until such person’s successor is duly elected and qualified.

This Section 12 may not be amended or rescinded except by the affirmative vote of the holders of at least two-thirds of the stock of the corporation issued and outstanding and entitled to vote, at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment be contained in the notice of the meeting.

That Bylaw 37 be amended to require annual election of directors and read as follows, as amended:

37.	If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, such vacancy may be filled by the board of directors.

Vacancies in the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. This second paragraph of Section 37 may not be amended or rescinded except by the affirmative vote of the holders of at least two-thirds of the stock of the corporation issued and outstanding and entitled to vote, at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment be contained in the notice of the meeting.

A-1

MAYTAG ANNUAL MEETING OF STOCKHOLDERS

8:30 a.m. C.D.T., May 12, 2005

Sodexho Marriott Conference Center

600 North Second Avenue West

Newton, Iowa 50208

Attendance at the annual meeting is limited to Maytag stockholders and one guest or named representative. We reserve the right to limit the number of representatives who may attend the meeting.

•	An admission card will be required to enter the Maytag annual meeting, in accordance with Maytag’s admittance procedures. Upon arrival at the annual meeting, you will be asked to present your admission card.

•	If you hold your Maytag shares directly with the company and received a paper proxy card, please detach and bring the admission card, which was included in the mailing from the company.

•	If you hold your Maytag shares directly with the company and received your proxy electronically, bring a copy of the Annual Meeting Notification e-mail, which contains your account number.

•	If your Maytag shares are held for you in a brokerage, bank or other institutional account, you should bring your proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

If you have questions regarding admission to the annual meeting, please call Maytag Stockholder Services at 641.787.8584.

Note: The use of video or still photography or recording devices is not permitted.